CHEMFAB CORPORATION

                               AMENDMENT NO. 2 TO
                          SECOND AMENDED AND RESTATED
                             1991 STOCK OPTION PLAN




     1. Effective as of August 5, 1997, the first sentence of Section 5 of the Corporation's Second Amended and Restated 1991 Stock Option Plan (the "1991 Plan") was deleted in its entirety and replaced with the following:

          The Plan covers 2,250,000 shares of the Stock, subject, however, to the provisions of Section 15 of the Plan.

     2. Effective as of August 5, 1997, Section 14 of the 1991 Plan was deleted in its entirety and replaced with the following:

          14.     Termination of Employment, Disgorgement of Certain Profits.
                  ----------------------------------------------------------

            (a) If an Optionee ceases to be an employee, director or consultant of the Company or any of its subsidiaries for any reason other than retirement of an employee or death of an Optionee, any Option held by that Optionee may be exercised by the Optionee at any time within 90 days after the termination of such relationship, but only to the extent exercisable at termination and in no event after the option period. If an Optionee enters retirement from employment or dies, any Option held by that Optionee may be exercised by the Optionee or the Optionee's executor or administrator at any time within the shorter of the option period or 12 months after the date of retirement or death, but only to the extent exercisable at retirement or death. Options which are not exercisable at the time of termination of such relationship or which are so exercisable but are not exercised within the time periods described above shall terminate. Military or sick leave shall not be deemed a termination under this
          Section 14 provided that it does not exceed the longer of 90 days or the period during which the rights of the absent employee, director or consultant are guaranteed by statute or by contract.

            (b) If, during the twelve-month period following the cessation of an Optionee's employment with, and/or directorship of, and/or consultancy for, the Company or any of its subsidiaries, as the case may be, and regardless of the reason or absence of reason for such cessation (the date of which cessation hereinafter, a "Cessation Date"), said Optionee engages directly or indirectly in any business, activity or enterprise which diverts business from, is in conflict with, causes a competitive disadvantage to, or otherwise adversely affects the interests or business of, the Company or any of its subsidiaries, the Optionee shall automatically owe to the Company, and shall promptly and without demand pay to the Company, with respect to each share of Stock issued to the Optionee upon the full or partial exercise of each Option exercised by the Optionee from and after that date which is nine (9) months prior to the Optionee's Cessation Date, an amount equal to the excess of Market Value of such share on the date of exercise over the Option Price paid by the Optionee for such share; provided that, on a case by case basis, a majority of disinterested members of the Board of Directors or the Committee may, in their sole discretion, waive enforcement of this provision, in whole or in part; and provided further that no such waiver shall be deemed a waiver of enforcement in any other instance. The provisions of this Section 14(b) shall be applicable only with respect to Options granted on or after August 5, 1997.